Exhibit 99.2

CONFERENCE CALL TRANSCRIPT

MECA - Q4 - 2005 MAGNA ENTERTAINMENT CORP. EARNINGS CONFERENCE CALL

EVENT DATE/TIME: FEB 28, 2006 / 11:00 A.M. ET

CORPORATE PARTICIPANTS

Tom Hodgson
Magna Entertainment Corp. — President and CEO

Blake Tohana
Magna Entertainment Corp. — EVP and CFO

Joe DeFrancis
Magna Entertainment Corp. — CEO of PariMax

CONFERENCE CALL PARTICIPANTS

George Smith
Davenport & Co — Analyst

Steve Velgot
Cathay Financial — Analyst

Peter Sklar
BMO Nesbitt Burns — Analyst

Ryan Worst
Brean Murray — Analyst

Anoop Prihar
JMP Securities — Analyst

Tim Rice
Rice Volker — Analyst

Chris Simpson
A.G. Edwards — Analyst

Ryan Conley
Star-Banner — Media

Nicolas Olimsi
Standard — Analyst

Gary Norris
Canadian Press — Media

PRESENTATION

Operator

        Ladies and gentlemen, thank you for standing by. Welcome to the announcement of Magna Entertainment's fourth quarter and year end 2005 results conference call. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Tuesday, February 28, 2006. It is now my pleasure to turn the conference call over to Mr. Tom Hodgson, President and Chief Executive Officer, Magna Entertainment.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Thank you operator, good morning ladies and gentlemen, and thank you for taking the time to participate in our conference called to discuss 2005 year end results. My name is Tom Hodgson, President and Chief Executive Officer of the Company. I'm joined this morning bike Blake Tohana, our Executive Vice President and Chief Financial Officer, and by Joe DeFrancis, who I will introduce properly later in the call.

In a minute I will ask Blake to review the fourth quarter and full-year results, following which I will update you on some of our key strategic initiatives, introduce Joe, and then we will open the call to questions. Let me begin, as usual, by reminding you that this call will include forward-looking statements within the meaning of applicable securities legislation. Rather than read the disclaimer to you, I refer you to the last paragraph of the press release we issued last night. I will now ask Blake to review the financial results.

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

Good morning everyone. Today I'm going to review our financial results for the fourth quarter and year ended at December 31, 2005. To begin with, I would like to note that our financial results for the fourth quarter of 2005 reflect a full quarter's operation for all of MEC's racetracks and related pari-mutuel wagering operations, but do not include the operations of Bay Meadows and Multnomah Greyhound Park which were included in the comparative results for the fourth quarter of 2004, as their leases expired on December 31, 2004.

The comparative results for the fourth quarter and year ended December 31, 2004 have been restated to reflect only continuing operations. Discontinued operations for both 2004 and 2005 reflect the result of Flamboro Downs, the sale of which was completed on October 19, 2005, and Maryland Virginia Racing Circuit, Inc., the sale of which was completed on September 30, 2005.

Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year. Let me remind you that our financial results are in US dollars.

Now let's turn to specific results of our fourth quarter and year ended December 31, 2005. For the fourth quarter of 2005, our consolidated revenues from continuing operations were $127 million, a decrease of $5 million or 4% compared to the same period of 2004. The fourth quarter of 2004 included $14 million in revenues from Bay Meadows and Multnomah Greyhound Park.

For the year ended December 31, 2005, our consolidated revenues from continuing operations were $625 million, a decrease of $78 million or 11% compared to the same period of 2004. 2004 revenues included $64 million in revenues from Bay Meadows and Multnomah Greyhound Park, and $16 million in revenues from the sales of non-core real estate.

For the fourth quarter of 2005, our EBITDA loss from continuing operations was $19 million, an improvement of $8 million or 29% compared to the same period of 2004. This EBITDA improvement was primarily due to the following. A $3 million improvement at our California operations, primarily due to a strong start to the Santa Anita Park 2006 race meet which began on December 26, 2005, and a shift in the racing calendar at Golden Gate Fields which resulted in 10 additional live race dates in the fourth quarter of 2005 compared to the same period of 2004.

A $1 million dollar improvement at our Southern US operations, primarily due to the opening of the Remington Park casino facility in November of 2005, which generated an average daily net win per machine of $225 in the fourth quarter. Remington Park's net win per machine has been averaging $265 per day over the past several weeks as we're beginning to realize the benefits of our customer marketing programs.

A $1 million improvement at our Northern US operations, primarily due to cost reductions at Thistledown, and the expiry of the facility lease at Multnomah Greyhound Park. A $1 million improvement at our European operations, primarily due to increased wagering revenues at MagnaBet and cost reductions.

A $2 million improvement at our corporate operations, primarily due to cost reductions. And a $6 million reduction in predevelopment, pre-opening and other costs, primarily due to higher costs incurred during the prior year period in pursuit of alternative gaming opportunities, partially offset by pre-opening expenses for our new casino facility at Remington Park.

These EBITDA improvements were partially offset by a $6 million reduction in EBITDA from our Golf and other operations in the fourth quarter of 2005, primarily due to revenues generated by the renewal of certain Golf course access agreements in November 2004 which had expired earlier in the year.

For the year ended December 31, 2005, our EBITDA loss from continuing operations was $29 million, compared to an EBITDA loss of $44 million for the same period of 2004. Last year's EBITDA loss included a non-cash write-down of long-lived assets of $27 million, related to the redevelopments at Gulfstream Park and Laurel Park. A reconciliation of EBITDA to GAAP financial measures for the fourth quarter and year ended December 31, 2005 can be found in note 12 to our consolidated financial statements, which were included in our press release issued yesterday.

For the fourth quarter of 2005, our net loss is $40 million and diluted loss per share was $0.37 per share, compared to $41 million and $0.38 per share for the same period of 2004. For the year ended December 31, 2005, our net loss was $105 million and diluted loss per share was $0.98 per share compared to $96 million and $0.89 per share for the same period of 2004.

From a cash flow perspective, we had negative cash flow from operations of $16 million for the fourth quarter of 2005, an improvement of $8 million compared to the same period of 2004. Net cash for investing activities was $68 million for the fourth quarter 2005, compared to $34 million for the same period of 2004 and included capital expenditures for the redevelopment projects at Gulfstream Park and buildout of the casino facility at Remington Park.

Net cash provided from financing activities was $78 million for the fourth quarter of 2005, an increase of $2 million compared to the same period of 2004. Net cash flows provided from discontinued operations was $20 million in the fourth quarter of 2005 compared to almost zero for the same period of 2004, and was primarily attributable to the net proceeds from the sale of Flamboro Downs, which was completed in October 19, 2005.

For the year ended December 31, 2005, we had negative cash flow from operations of $65 million compared to $41 million for the same period of 2004. Net cash for investing activities was $146 million for the year ended December 31, 2005, an increase of $26 million compared to the same period of 2004, and included capital expenditures for the redevelopment project at Gulfstream Park and buildout of the casino facility at Remington Park.

Net cash provided from financing activities was $171 million for the year ended December 31, 2005 compared to $119 million for the same period of 2004. Net cash flow provided from discontinued operations was $29 million for the year ended December 31, 2005, compared to $3 million for the same period of 2004 and was primarily attributable to the net proceeds from the sale of the Flamboro Downs and Maryland-Virginia Racing Circuit, Inc.

Looking at our cash position, we had a cash balance of $51 million at December 31, 2005 compared to $60 million for our continuing operations at December 31, 2004. Our total assets were $1.4 billion as of December 31, 2005, including $90 million in assets held for sale, which includes the assets at The Meadows and the Palm Meadows residential development lands.

Total capitalization at December 31, 2005 consisted of $460 million of equity and $627 million of long-term debt including our convertible subordinated notes and amounts due to our parent company. At December 31, 2005, our long-term debt to total capitalization ratio was approximately 58%. I would now like to turn this conference call back over to Tom Hodgson.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

I would like to focus my remarks this morning on three subject areas — asset sales, Gulfstream Park, and the creation of a new company, PariMax Inc., to manage and oversee all of our electronic distribution businesses. First, with respect to asset sales, we remain on track to close the deals previously announced for the Palm Meadows residential land to Toll Bros., and Meadows racetrack in Pennsylvania to Millenneim-Oaktree. We continue to pursue other opportunities to shed non-strategic assets, and would expect to make at least one further announcement within the next few weeks. But I caution you not to expect announcement of the dollar size of our previous sale agreements.

With respect to Gulfstream Park, I am pleased to report that we opened racing on schedule on January 4, notwithstanding the fact that significant portions of the clubhouse were incomplete as a result of delays emanating from four hurricanes hitting the site during the construction process in 2005. The clubhouse today is much more substantially complete, and has received rave reviews from many quarters. But it is a clubhouse for the next 20, 30, 40 years, not a replacement of the clubhouse that stood for the previous 40 years.

It is far more focused on electronic signal distribution and entertainment, and will be the centerpiece of a major destination entertainment complex. I would tell you, however, that we intend to add additional grandstand seating over the next several months.

We are also very pleased that legislation was passed in a special session of the Florida Legislature in December to allow 1500 slot machines at each of the four pari-mutuel facilities in Broward County, where Gulfstream Park is located. We were disappointed not to be granted 3000 machines per facility, and we are hopeful that the number of machines will be increased in future years as it becomes clearer that market demand exceeds supply and that the state is not maximizing its revenue from education.

With the lower number of machines and higher tax rate than what we originally anticipated, we modified our original development plans accordingly. Our current intention is to put approximately 1150 machines into the first and second floor south section of the existing clubhouse, with a small 11,000 square foot addition on the second floor to accommodate the remaining 350 machines, to bring the total up to 1500.

The legislation passed in December mandates that permanent or temporary licenses will be granted by July 5th, 2006. And it would be our intent to open as close to July 5th as possible with the initial 1150 machines, subject to completion of purse negotiations with the horsemen and breeders and completion of negotiations for the financing of the project. We would anticipate opening the addition with the further 350 machines in the fourth quarter. And our current capital budget for the full slots facility, including the machines themselves, is in the range of $60 to $65 million.

We believe that Gulfstream Park will be the racetrack and destination entertainment venue of the future. And while the slot facility will not be complete, we are intending to host an investor day at Gulfstream in early April, tentatively April 6th, to discuss in detail our plans for the site, including our mixed-use commercial residential joint venture with Forest City.

Finally, I'm delighted to inform you that our Board of Directors yesterday approved the formation of a new technology holding company, PariMax Inc., to oversee and manage all of our electronic distribution assets. Namely XpressBet and HRTV in the US, MagnaBet and RaceONTV in Europe, our 30% stake in AmTote International, and our stake in the UK television joint venture Racing World.

This portfolio of assets has been compiled over the last few years, but is not being managed in an integrated, focused, strategic manner. In my view, it represents an extremely important part of our long-term strategy of leveraging our North American racing content to attack the global betting market. PariMax, which will initially be a wholly-owned subsidiary of MEC, represents in my view substantial unrecognized shareholder value which it will be our intent to unlock over the coming few years.

I'm also delighted to announce that our Board appointed, on my strong recommendation, Joe DeFrancis as Chief Executive Officer of PariMax. Joe has been President and CEO of Maryland Jockey Club, but recently relinquished the President role, reflecting his increasing time commitment and leadership role in the effort to optimize our electronic distribution strategy. I would now ask Joe to comment further on the current business and prospects for PariMax.

Joe DeFrancis — Magna Entertainment Corp. — CEO of PariMax

Thank you Tom, both for that vote of confidence and that kind introduction. Good morning everyone. We've always said that one of the foundational cornerstones of MEC's core business strategy was to control premium North American racing content so that we could distribute that content globally. For international customers around the globe, racing content and the technology is necessary to receive information about and wager on that content go hand-in-hand.

These technologies involve a variety of evolving and increasingly competitive and differentiated infrastructure products, ranging from such things as totes to Internet wagering services, to television channels, just to name a few. I believe that MEC was very wise to vertically integrate into the most important of these infrastructure products with the development of its own Internet wagering platforms, MagnaBet and XpressBet; its own North American television channel, HRTV; and its investment in AmTote, one of the leading worldwide providers of totalisator and wager processing services and products.

In order for MEC to most efficiently and effectively expand the distribution of its and other premium racing content into new global markets, we must create a new organizational structure that accomplishes the following goals. First, centralizes all relevant R&D efforts pursuant to one common strategic plan, thereby eliminating existing inefficiencies in R&D, which is currently spread over multiple business units within MEC.

Second, eliminate the inefficiencies and needless duplication of effort between XpressBet in North America and MagnaBet in Europe. Third, facilitate potential strategic partnerships with other key providers of racing content and/or infrastructure products and technologies. Fourth, maximizes our ability to obtain best in class technologies, either through internal development or external acquisition. Having best in class technologies will be an important objective of PariMax.

In order for racing content to be successfully distributed to consumers located at remote locations, optimal solutions must be created for three critical delivery pathways. Number one, the viewing pathway, which allows the consumer to view the video of the race and race replays. Number two, the data pathway, which provides the consumer with the necessary data and information, such as scratches, odds, etc., to facilitate and stimulate wagering. And number three, the wagering pathway itself, whereby the consumer's actual wager is processed into the appropriate pari-mutuel pool.

MEC, through PariMax, must be able to access the best possible technologies to provide the best possible solutions for these three critical delivery pathways.

And last, but certainly not least, among the goals of the PariMax organizational structure is to give us the flexibility and nimbleness to optimize our ability to design the best possible distribution solutions for any particular international market, considering the cultural attributes and the legal and regulatory frameworks that are unique to any given market. Obviously the optimal distribution paradigm for United Kingdom is different than that for Eastern Europe, which in turn is different from that from other parts of the globe.

In this regard it should be noted that dependent upon the particular laws and regulations of any given jurisdiction, we may be able to employ the same infrastructure products and distribution technologies that we use to process wagering on our North American racing content to process other types of wagering on other things.

To sum up, I'm very excited about this opportunity and very confident that the business units that comprise PariMax, which today are collectively producing a small negative EBITDA, will be producing a substantially positive EBITDA in the next 24 to 36 months. I want to thank everyone again for joining us this morning, and turn the call back over to the operator, where we will now open the floor for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). George Smith, Davenport & Co.

George Smith — Davenport & Co — Analyst

Good morning. In addition to the 60 to 65 million to be spent at Gulfstream for slots, what's left to be spent to complete the renovation and upgrade?

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

It's Blake. The remaining cost at Gulfstream in connection with the addition to the budget that we discussed earlier is about $39 million for 2006.

George Smith — Davenport & Co — Analyst

When I'm trying to think of an all-in CapEx figure for the overhaul of the facility and additional slots, what does that come out to roughly in terms of money from you guys?

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

The total cost would be about $235 to $240 million.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

171 for the track and clubhouse development, plus the 60 to 65 that I referred to this morning for the slots facility.

George Smith — Davenport & Co — Analyst

And Dixon Downs, can you comment — I guess the next step would be an environmental impact study or the results thereof. Are we still pursuing that wholeheartedly, and if so, what is it going to cost do you estimate?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

I think it's two preliminary to identify a cost figure. We're going through the process of the environmental studies and the zoning upgrades right now. And as I said before, this is not a project that's going to be completed in the immediate future. It's a project in that will be pursued over a number of years.

George Smith — Davenport & Co — Analyst

Just to help from a modeling perspective, Blake, can you remind me with The Meadows was doing in the way of revenue and EBITDA? So as to adjust forecasts accordingly?

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

I don't think we've disclosed that specifically. I think what we talked about earlier was that historically, it's [made] in the neighborhood of $1 to $2 million on their racing assets.

George Smith — Davenport & Co — Analyst

And it slumped into northern operations — (multiple speakers)

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

That is EBITDA level, sorry.

George Smith — Davenport & Co — Analyst

It's included in northern operations?

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

Yes it is.

George Smith — Davenport & Co — Analyst

What else would be in there, just so I could get a feel of —

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

Thistledown and the Oregon tracks. (multiple speakers) Portland Meadows and was Multnomah in 2004.

George Smith — Davenport & Co — Analyst

Tom — (multiple speakers)

Tom Hodgson — Magna Entertainment Corp. — President and CEO

One last question.

George Smith — Davenport & Co — Analyst

Certainly, one last. You mentioned another asset sale looming, although not on the order of magnitude of, say, The Meadows. Longer-term, are we still considering for instance the sale of golf courses or other entire track facilities? I guess if you can't point towards a specific track that you may consider selling, perhaps point towards those that are absolutely core that you would never consider selling.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

We have said repeatedly that the golf courses are not strategic assets. And while I didn't mention them this morning, they remain absolutely top of the list for distribution — for sale in 2006. We mentioned before the tracks, the marquee tracks that we would not sell, and I think you know they're Gulfstream and Santa Anita and Maryland Jockey Club and Lone Star Park and Golden Gate. That's not to say that we are close to or intending to sell the other tracks. We do have conversations underway with potential joint venture partners of one kind or another for some of the tracks. But again it's at a preliminary stage, and I wouldn't want you to draw conclusions from that until there's been an announcement.

George Smith — Davenport & Co — Analyst

Okay, thanks for your time.

Operator

Steve Velgot, Cathay Financial.

Steve Velgot — Cathay Financial — Analyst

Several questions from me as well. Tom, could you — or Blake — discuss what the cap spending budget is for 2006, and if you have year end debt target at all? And then another question was, in terms of other types of wagering that might be possible on the PariMax — different platforms, Joe made a passing reference to that, but I was hoping you could elaborate a little on it.

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

I'll talk about the first question. Then I will turn it over to Joe and Tom. The first question with respect to the CapEx outlook, in 2005 our CapEx spending was about $33 million excluding the Gulfstream redevelopment and the slots facility at Remington. For 2006, we expect to be a bit less than that, but it's probably in the range of $25 to $30 million, including $15 to $20 million in maintenance CapEx. And we don't have a specific — we have not disclosed a specific debt target for the end 2006. But as Tom mentioned, we are anticipating closing the Meadows transaction and the Palm Meadows transaction.

Steve Velgot — Cathay Financial — Analyst

So the additional grandstand seating at Gulfstream, that's not a significant type number, or it is included in that kind of range?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

It's not individually that significant a number, and it is included in the 60 to 65 million figure that I gave you. (multiple speakers) the slots facility.

Steve Velgot — Cathay Financial — Analyst

If you could just maybe elaborate on other potential types of wagering on the different platforms you have.

Joe DeFrancis — Magna Entertainment Corp. — CEO of PariMax

This is Joe. Obviously, our ability to do that will be a function of the legal and regulatory framework that exists in any particular jurisdiction. But in the right legal and regulatory framework, once you have the distribution pathway built from — in order to be able to process wagering on horseracing content, then the potential to be able to process other kinds of wagering and other kinds of things exists. And again, whether there will be any specific opportunities in any given market, it will be a function of both legal and regulatory framework as well as the economics of that particular market.

Steve Velgot — Cathay Financial — Analyst

And one follow-up if I might. In terms of whether PariMax needs additional financing, or whether you have considered bringing in partners for that, what's kind of your outlook with — in terms of financing that business?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

We don't anticipate PariMax needing substantial amounts of financing. And, we are definitely open to the possibility of bringing strategic partners into PariMax where we think that that's going to enhance the PariMax offering and/or extend the distribution reach.

Steve Velgot — Cathay Financial — Analyst

Thank you.

Operator

Peter Sklar, BMO Nesbitt Burns.

Peter Sklar — BMO Nesbitt Burns — Analyst

Blake, I noticed you have a new line on your income statement called gaming taxes, purses and other. I was wondering if you could talk — what exactly is in that number? And if we subtract it from the gaming revenue line, you've got a new line gaming revenue, I assume that's the slots revenue from — from your opening in mid-November. Does that — if you take those two numbers, does that give you an idea of what kind of EBITDA you're generating at Remington?

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

No, because there's also operating costs that are combined for gaming and racing. What the gaming revenues are is the gross [gaming] revenue and then for the fourth quarter of 2005, it only includes Remington Park. And gaming, taxes, purses and other are the statutory payments to the state as well as the purse traditions for Remington. We separated that out, because that number it obviously is going to get bigger for 2006 with Remington operating for the full year and the plans for Gulfstream slot operations.

Peter Sklar — BMO Nesbitt Burns — Analyst

So in order to get an idea of EBITDA you'd have to take into account all the other overheads and costs related to running the casino.

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

That's right.

Peter Sklar — BMO Nesbitt Burns — Analyst

Tom, one question. Your European Racino continues to lose substantial amounts of money. Is there any — anything in the works that the Company's been able to come up with that could substantially reduce those losses?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

There's nothing specific I can announce you today. We are making progress in reducing the operating losses, but it remains an important strategic objective of ours for 2006 to transform the outlook of that property.

Peter Sklar — BMO Nesbitt Burns — Analyst

Do you consider that property core, or is a sale a possibility?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

As we said before, it is a valuable asset from a marketing point of view with respect to our electronic businesses and the distribution of signal and the development of betting paths into Central European and other markets there. We certainly don't have any current plans to sell it.

Peter Sklar — BMO Nesbitt Burns — Analyst

That's all I have, thank you.

Operator

Ryan Worst, Brean Murray.

Ryan Worst — Brean Murray — Analyst

Good morning. Just a question — I was wondering if you guys could provide the total wagering through XpressBet during '05, and also the wagering through all the PariMax businesses combined. And also, with PariMax, you spoke about taking on strategic partners. Would PariMax also look at strategic acquisitions in the space? And a second question will just be if you could commentate on the racing trends in California. It looks like they're beginning to improve a little bit, and maybe you can provide some insight on why that is.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

A number of points there. Racing in California has improved, there's no question, and that is largely because 2004 end of year and 2005 beginning of year were sort of the perfect storm from a weather point of view. It was almost catastrophic the number of days and the number of races that we lost. So there's been a significant improvement this year. Will PariMax consider strategic acquisitions? Short answer is yes. I mean, it's very early in the day, obviously to be saying that. But as PariMax develops over time, that's absolutely a possibility.

Ryan Worst — Brean Murray — Analyst

Could you provide the wagering through XpressBet in '05?

Joe DeFrancis — Magna Entertainment Corp. — CEO of PariMax

This is Joe. Blake is looking for the exact number. I believe it was about $135 million.

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

Total handle through XpressBet was 135, and through MagnaBet was about $12 million for 2005.

Ryan Worst — Brean Murray — Analyst

12 million, okay. Tom, getting back to California, has there been any improvement in fuel sizes, or is it just better weather (multiple speakers) or anything else fundamental?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

There has been improvement in field sizes. I can't give you the precise figures off the top of my head. But yes, there's definitely been an improvement there as well.

Ryan Worst — Brean Murray — Analyst

Good, thank you.

Operator

(OPERATOR INSTRUCTIONS). Anoop Prihar, JMP Securities.

Anoop Prihar — JMP Securities — Analyst

Just a couple of quick questions. Tom, on previous calls you talked about the potential of maybe doing a content distribution deal with a UK betting shop. I think of all the goals you outlined in '05 that was perhaps the one that we didn't sort of close the loop on. Can you give us a bit of an update there?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

From that perspective, I don't consider 2005 over yet.

Anoop Prihar — JMP Securities — Analyst

So it's still pending?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

It's something we are continuing to work on, and stay tuned.

Anoop Prihar — JMP Securities — Analyst

With respect to the closing of The Meadows, I know you indicated earlier on in the call that everything was on track there. But from a timeline perspective, what's a reasonable expectation for that transaction to come to an end?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

That is a tough one for us to answer with any precision because it's not really under our control. The critical condition is the granting of the gaming license. It was encouraging to see on Friday a report out of Pennsylvania quoting an official from the Rendell administration that the racetrack could have the spot license by June and be operating slot machines by September. There's no assurance that that will be the case. It's encouraging to hear it, and we're just working as diligently as we can to get it — get the deal closed as soon as possible.

Anoop Prihar — JMP Securities — Analyst

I noticed in the footnotes to the release there were two covenants, two separate covenants that we had that we were in breach of that were extended on both fronts, one with the parent company and one that looks like it was an arm's-length lender. How long are those waivers in place for, and how much sleep do you lose over these kinds of things?

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

That waiver for was the covenant breach at December 31, 2005, and they're actually the same covenant under two different facilities. And our expectation is that we will be in compliance with those covenants during the remaining terms of the facility, based on our current budgets and forecasts.

Anoop Prihar — JMP Securities — Analyst

Last question and I will let someone else take it over. With respect to PariMax Tom, you guys outlined strategically what you hope to accomplish. Is there any sort of milestones that you can provide us with that we can look for in terms of being able to achieve between now and for the next 12 to 15 months?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

We don't give guidance with respect to MEC, and I don't propose to do so with respect to PariMax. We're going to be working very hard to achieve cost savings from integrating MagnaBet and XpressBet. We're going to be focusing significant energies on improving the financial performance of HRTV. I think probably the most sensible thing is that we just give you up-to-date reports on our quarterly conference calls of progress that's being made. As Joe said, we do believe PariMax can be significant profit contributor to MEC in the space of 18 to 24 months.

Anoop Prihar — JMP Securities — Analyst

Thank you.

Operator

Tim Rice, Rice Volker.

Tim Rice — Rice Volker — Analyst

My question relates to the Magna 5 bet. I think it's a great idea, but there's a few things I'm perplexed about. One, why do you only run it during the winter meet season? Two, why do you exclude oftentimes the highest quality races of the day? And three, why have you not considered picking up races from other tracks in order to upgrade the quality of the races and thereby the handle?

Joe DeFrancis — Magna Entertainment Corp. — CEO of PariMax

This is Joe. Let me try and take those if I could. With respect sort of to one and three together, kind of the same answer. We are run them during the winter meet because that's when we have our premium content at Gulfstream and Santa Anita that would comprise the wager. And we really have a very limited number of occasions reached out to other non-MEC tracks to have a race in the wager.

But — given the logistical issues associated with arranging the races so that they go off within the prescribed goal of a 60 minute timeframe, and distributing all the betting information, it's difficult to get — and also allocating the appropriate amount of money to each participating racetrack, it's — a lot of logistical difficulties with bringing in other racetracks outside of MEC. That's why we focus primarily on the winter meet when we have Santa Anita and Gulfstream operating, and why we only rarely bring in races from non-MEC tracks.

With respect your second question about excluding the highest quality, the goal with the Magna 5, obviously to try and stimulate wagering and generate a challenging and exciting handicapping experience for people is to have as large a field as possible. Oftentimes with stake races and other types of top quality races, they draw either a short field or a field that would have a prohibitive favorite. So we tried to avoid those kinds of races because when you have a very short five or six horse field, or a field dominated by and odds-on favorite, that tends to really lessen the challenge of the handicapping experience and thus what we believe is the attractiveness of the wager.

Tim Rice — Rice Volker — Analyst

I understand completely your last point, and that's a very good one I didn't think about. As far as the question of picking up other tracks, I accept the fact that it's a complex arrangement. But it seems to me it would offer you tremendous upside in establishing the Magna 5 as a much more popular bet. And if I remember correctly, the time you picked up the Illinois Derby was probably the record handle that you had for the bet. Is that correct?

Joe DeFrancis — Magna Entertainment Corp. — CEO of PariMax

It was the best handle that year, yes. I think that is something we can and will look to do more of in the future. This is one of those initiatives where you've got to crawl before you walk and walk before you run. And I can tell you from firsthand experience that the logistics of just coordinating races within our own racetracks where we had total control, to get them so there was an adequate spacing between the actual off times of the races so that they weren't on top of each other, to present a unified and integrated product was challenging enough in the first couple years. Now that I think we've gotten that down pretty well I think we can look to start involving other racetracks on a more frequent basis.

Tim Rice — Rice Volker — Analyst

One last question while I got you. Is there any potential of getting distribution to DirecTV for the HRTV, and obviously the Magna 5 as well?

Joe DeFrancis — Magna Entertainment Corp. — CEO of PariMax

At this point in time I really don't know. You hate to say never about anything but I wouldn't say — I would not say it is probable.

Tim Rice — Rice Volker — Analyst

Thanks a lot.

Operator

[Chris Simpson], A.G. Edwards.

Chris Simpson — A.G. Edwards — Analyst

First of all I want to thank you for a very informative meeting thus far. A couple of things I was listening in earlier, and when we were talking and you guys were talking about PariMax, somebody mentioned that initially PariMax would be a subsidiary of MEC. And then a little bit later somebody mentioned something along the lines of an offering. I guess my question is, is PariMax going to — do you guys perceive PariMax being spun off into a publicly traded company as apart from MEC anytime in the future? That's not the way it's going to be now, I don't suppose. But do you see that happening sometime in the future?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

I'm just looking back at my notes. I think what I said specifically was that PariMax would initially be a wholly-owned subsidiary of MEC. I don't actually foresee any scenario where it ceases to be a subsidiary and controlled and majority owned by MEC. And that was really a reference to the possibility of bringing in strategic partners, either at the level of PariMax or potentially at the level of one or more of the subsidiaries of PariMax.

Chris Simpson — A.G. Edwards — Analyst

I appreciate the answer.

Operator

Ryan Conley, Star-Banner.

Ryan Conley — Star-Banner — Media

I noticed in the notes there also that on February 9 the bridge loan was amended to add certain subsidiaries of the Company as guarantors of that loan. Could you review the details of that amendment with me a little bit and explain if this has in anyway revised the plan of financing for the ongoing redevelopment at Gulfstream?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Sure.

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

I think it's adequately disclosed in the financial statements as to what the additional security that was provided on the February 9. I don't think that impacts additional financing at Gulfstream because it was related to the bridge loan.

Ryan Conley — Star-Banner — Media

Could you explain to me, has the financing been revised for the redevelopment at Gulfstream in any way since the last conference call?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

No, I don't think so. On the last conference call we talked about what the CapEx was going to be. The reference in the notes, as Blake said, relates entirely to the bridge loan, which we have from MID, which will be repaid out of the proceeds of the asset sales, specifically Palm Meadows and The Meadows, and doesn't relate to CapEx or long-term financing for Gulfstream.

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

We previously disclosed the arrangement that when we increased the budget at — the construction budget at Gulfstream, and the arrangement that we made with BE&K for some of the construction financing as well as amounts put in escrow for future construction costs. But that was all disclosed previously.

Ryan Conley — Star-Banner — Media

That's correct. Listen, I appreciate it, I just wanted to make sure I understood. Thank you.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Maybe we can take a couple more calls so we can get back to generating shareholder value.

Operator

We do have a couple more questions. [Nicolas Olimsi], Standard.

Nicolas Olimsi — Standard — Analyst

Good morning. In your latest third quarter report you made segment information on revenues and earnings; I missed this in the year-end report. So could you please outline the revenues and earnings of your European operations?

Blake Tohana — Magna Entertainment Corp. — EVP and CFO

For the fourth quarter of 2005, European operations had revenues of $4.7 million, and an EBITDA loss of $5.0 million. And all that is disclosed in note 12 of our financial statements that we released yesterday.

Operator

Gary Norris, Canadian Press.

Gary Norris — Canadian Press — Media

A quick question about the mid-term election year. How do you see initiatives playing out, and spending to advance the industry's interests?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

We're working diligently on alternative gaming opportunities in various states. It's really hard to generalize, and I don't think any of them are sufficiently advanced that we feel that we should draw particular attention to them right now.

Operator

We do have two more follow-up questions. Would you like to take them?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Just two.

Operator

Steve Velgot, Cathay Financial.

Steve Velgot — Cathay Financial — Analyst

I was hoping Tom could give us a bit of an update on potential developments within Ohio, Maryland, Texas — I don't know if much has changed, but if you could give us your outlook on those states in terms of alternative gaming potential.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

I don't think much has changed. There are industry conversations going on in the Ohio. It's too early to say that they will proceed. They look somewhat encouraging, but it's too early to say. Similarly, I think there are efforts underway in Texas that look promising, but there's a lot of work to do there, and again it's very early in the day. And with respect to Maryland, nobody better to comment than Joe DeFrancis. I will turn that one to him.

Joe DeFrancis — Magna Entertainment Corp. — CEO of PariMax

The situation in Maryland is very similar to what it's been the last year or two. I think over the course of the last three years we've made incremental progress. The last year for the first time bills were passed by the Senate and House, independently and separately. The challenge was reconciling the differences between the Senate position and the House position. That challenge still exists in 2006.

And perhaps it is even exacerbated somewhat by the fact that the state's financial picture now in 2006 is significantly improved from what it was in — back in 2004 and even in 2005. So it's an issue that we are continuing to pursue, obviously very vigorously, but we have sort of the same hurdles we had for the last two or three years.

Steve Velgot — Cathay Financial — Analyst

Thank you.

Operator

Anoop Prihar, JMP Securities.

Anoop Prihar — JMP Securities — Analyst

Would you mind giving us a quick update on the village at Gulfstream, in particular? Where are we on our pre-leasing as well as the construction process itself?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

I don't think there's any dramatic new developments to tell you about. We are continuing in the process of getting the zoning and negotiating with all of the authorities. Things are looking very good. We are still hoping and expecting to break ground on The Villages at Gulfstream in the third quarter of this year. But I hope you will come to the investor day in April at Gulfstream, and hopefully we can give you a very informed presentation at that time.

Anoop Prihar — JMP Securities — Analyst

That's great, thanks.

Operator

There are no further questions at this time. Please continue with your presentation or closing remarks.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Let me just thank you all once again for participating in our call, and we look forward to having another call with you in a few months. Thank you.

Operator

That does conclude our conference today. We thank you for your participation and ask that you all please disconnect your lines. Have a great day, everyone.